Yearly Certificateholders' Statement (K)

CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1997-1

        Under subsection 5.3 of the Pooling and Servicing Agreement dated as of November 1, 1997 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and US Bank National Assoc., as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the Pooling and Servicing Agreement”), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each month regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Equity Loan Trust 1997-1 (the “Trust”) during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the “Certificateholders”) of the Certificates for the calendar year ended December 31, 2003 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

A.   Information Regarding the Current Year Distribution to Certificateholders
       (Per $1,000 Original Principal Amount of a Certificate).

     1.   The amount, if any, of principal included in
           such distribution, separately stating the
           components thereof (including the portion
           thereof attributable to collections in respect of
           the Mortgage Loans)............................                $60.33

     2.   The amount of Investor Certificate Interest included in
           such distribution, the related Investor Certificate
           Rate and the portion
           thereof attributable to collections in
           respect of the Mortgage Loans..................               $1.8967

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 23rd day of February, 2004.

                                            CHEVY CHASE BANK, F.S.B.
                                            as Servicer

                                            By: /s/ Mark A. Holles
                                                Mark A. Holles
                                                Group Vice President